EXHIBIT 14.1


                                 Code of Ethics
                   for Senior Executive and Financial Officers
                       of Financial Industries Corporation


I. General

It is the policy of Financial Industries Corporation (the "Company") to comply strictly with all laws governing its operations and to conduct its affairs in keeping with Company policy, reflecting a commitment to the highest ethical standards. This policy is described in the Company's Business Ethics Policy, as amended from time to time, which is applicable to all employees. Senior executive and financial officers hold an important and elevated role in complying with the Business Ethics Policy in their own activities and in their commitment to (a) honest and ethical conduct, (b) full, fair, accurate, timely, and understandable disclosure in the Company's public communications, and (c) compliance with applicable governmental rules and regulations. Accordingly, the Company has adopted this Code of Ethics for its Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer (the "Senior Executive and Financial Officers"). The principles and standards set forth in this Code of Ethics shall supplement the Company's Business Ethics Policy, and the Chief Executive Officer and Senior Financial Officers must comply with both this Code of Ethics and the Business Ethics Policy. This Code of Ethics shall be approved annually by the Corporate Governance Committee of the Board of Directors and filed with the Securities and Exchange Commission (the "SEC") as an exhibit to the Company's Annual Report on Form 10-K.


II. Honest and Ethical Conduct


The Chief Executive Officer and Senior Financial Officers shall exhibit and promote the highest standards of honest and ethical conduct, including through adherence to the following policies and procedures:

     Avoid conflicts of interest. The Company's Business Ethics Policy requires that all employees avoid any activity or association that creates or appears to create a conflict between the employee's personal interests and the Company's business interests. The Business Ethics Policy includes definitions of conflict-of-interest situations, and imposes requirements for the avoidance of conflicts of interest by all Company employees. In addition to their compliance with all applicable provisions of the Business Ethics Policy, the Chief Executive Officer and Senior Financial Officers shall (a) engage in only honest and ethical conduct, including the ethical handling of actual or apparent conflicts ofinterest between their personal and professional relationships; and (b) avoid conflicts of interest, including making disclosure to the Company's General Counsel of any of their material transactions or relationships that reasonably could be expected to give rise to such a conflict.



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     Inform  the  General  Counsel  of (a)  deviations  in their  practice  from policies and procedures governing honest and ethical behavior or (b) any material transaction or relationship entered into by them that could reasonably be expected to create a conflict of interest or the appearance of such a conflict.

     Demonstrate personal support for the policies and procedures set forth in this Code of Ethics through periodic communications reinforcing these principles and standards throughout the Company.

     Respect the confidentiality of information acquired in their performance of their responsibilities and avoid the use of such confidential information for their personal advantage.


III. Financial Records and Periodic Reports


As a public company, the Company is committed to full, fair, accurate, timely, and understandable disclosure in reports and documents that it files with, or submits to, the SEC and in other public communications made by the Company. In support of this commitment, the Company has, among other measures, (a) designed and implemented disclosure controls and procedures (within the meaning of applicable SEC rules); and (b) set forth requirements relating to the maintenance of accurate and complete records, the prohibition of false, misleading, or artificial entries on its books and records, and the full and complete documentation and recording of transactions in the Company's accounting records. In addition to performing their duties and responsibilities under these requirements, each of the Chief Executive Office and the Senior Financial
Officers shall establish and manage the Company's reporting systems and procedures with due care and diligence to ensure that:

     Reports filed with or submitted to the SEC and other public  communications
     contain   information   that  is  full,   fair,   accurate,   timely,   and
     understandable and do not misrepresent or omit material facts.

     Business transactions are properly authorized and completely and accurately recorded on the Company's books and records in accordance with generally accepted accounting principles and the Company's established financial policies.

     Retention or disposal of Company records is in accordance with established Company policies and applicable legal and regulatory requirements.



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IV. Compliance with Applicable Laws, Rules, and Regulations


As set forth in the Business Ethics Policy, it is the policy of the Company to comply strictly with all laws governing its operations and to conduct its affairs in keeping with the highest moral, legal and ethical standards. Accordingly, the Chief Executive Officer and the Senior Financial Officers shall comply with all applicable governmental laws, rules, and regulations, and shall establish and maintain mechanisms to:

     Monitor compliance of the Company's finance organization and other key employees with all applicable federal, state, and local statutes, rules, regulations, and administrative procedures.

     Identify, report, and correct in a swift and certain manner any detected deviations from applicable federal, state, and local statutes, rules, regulations, and administrative procedures.


V. Compliance with Code of Ethics


The Chief Executive Officer and the Senior Financial Officers shall acknowledge and certify their ongoing compliance with this Code of Ethics annually and file a copy of such certification with the General Counsel and Corporate Governance Committee of the Board of Directors. This Code of Ethics will be published with the Business Ethics Policy and made available to all employees and any employee should promptly report any violation of this Code of Ethics to the General Counsel. Under the Business Ethics Policy, any infraction of the Business Ethics Policy will subject an employee to disciplinary action that may include reprimand, demotion, or dismissal, depending on the seriousness of the offense. The Company shall take appropriate action with respect to the failure to comply with this Code of Ethics, which may include any of the foregoing actions.



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